SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 13, 2013

HITTITE MICROWAVE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51448	04-2854672
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2 Elizabeth Drive, Chelmsford, Massachusetts 01824

(Address of principal executive offices) (Zip Code)

(978) 250-3343

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below).

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 13, 2013 we announced that Stephen G. Daly will step down from the offices of chairman of the board, president and chief executive officer and that Rick D. Hess has been appointed as our new president and chief executive officer, each effective April 1, 2013.

We have entered onto an employment agreement with Mr. Hess that provides, among other things, that:

•                  He will receive a salary at the rate of $420,000 per year, subject to annual review by the compensation committee of our board of directors

•                  For 2013, he will be eligible to receive a bonus pursuant to our 2013 Senior Executive Cash Incentive Compensation Plan, in a target amount equal to 60% of his salary, pro-rated for his actual days of service during calendar year 2013. The actual amount, if any, of such target bonus awarded for 2013 will be determined 70% based on our company financial performance in 2013 and 30% based upon the his performance in relation to individual performance objectives, or MBOs, to be established by mutual agreement between Mr. Hess and the Compensation Committee by May 2013. He will also be eligible to receive a cash “make whole” bonus in the amount of $112,000 upon the commencement of his employment by us.

•                  We will grant to Mr. Hess a retention award, in the form of a performance-based restricted stock unit providing for the issuance to him, provided that he remains employed by us on the fourth anniversary of the date of grant, which we refer to as the vesting date, of a number of shares of our common stock having a value on the date of grant equal to $1.5 million (the “target award”), provided that performance conditions relating to the relative total shareholder return, or TSR,  of our common stock over the four-year vesting period, in comparison to the TSRs of a group of comparable companies, are met. The number of shares constituting the target award may be increased by up to 100% in the event that our TSR exceeds the 75th percentile in the comparison group. No shares will vest unless our TSR over the 4-year vesting period is positive, and the number of shares to be issued upon vesting is capped such that the aggregate market value of the shares delivered will not exceed $4.5 million as of the vesting date. The comparison group consists of the companies included in the Philadelphia Stock Exchange Semiconductor Sector (SOX) index, a capitalization-weighted index composed of companies primarily involved in the design, distribution, manufacture and sale of semiconductors.

•                  We will grant to Mr. Hess a time-vested restricted stock unit, vesting in four equal annual installments, providing for the issuance to him, upon vesting in full, of a number of shares of our common stock having a value on the date of grant equal to $1.5 million.

•                  Mr. Hess will be entitled to receive severance payments, including an amount equal to one year’s salary, an amount in lieu of bonus and continuation for up to one year of certain employment benefits, in the event that we terminate his employment, other than for misconduct, prior to the second anniversary of his date of employment, or if his employment is terminated by us, other than for misconduct, or is terminated by him for good reason, during the twelve month period following a change in control of our company.

•                  He will also be eligible to participate in our employee benefit programs on the same terms as other senior executives of our company.

We also entered into a transition services agreement with Mr. Daly which provides, among other things, that:

•                  Mr. Daly will receive a pro-rated portion of his $240,000 target bonus under our 2013 senior executive cash incentive plan, based upon his actual days of service during calendar year 2013,and will receive an amount in lieu of accrued and unpaid vacation pay equal to $46,175.

•                  The final tranche of Mr. Daly’s restricted stock award for 30,000 shares of our common stock, granted by us on December 12, 2008 and vesting over a five—year period, one third on December 12, 2011 and the remaining two-thirds on December 12, 2013, will be accelerated in full such that the final 20,000 shares will vest on April 1, 2013.

•                  Mr. Daly will remain a member of our board of directors until our annual meeting of stockholders in 2013, currently scheduled for May 15, 2013, and will receive cash compensation at the rate of $32,000 per year, which is equal to the cash retainer received by our non-employee directors for their services in that capacity.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HITTITE MICROWAVE CORPORATION

	By:	/s/ William W. Boecke
William W. Boecke
Chief Financial Officer

Date: March 19, 2013